Exhibit 24(b)(4)(a):  Flexible Premium Deferred Individual Variable Annuity Contract (ICC15 VI-IA-4046)

Voya Insurance and Annuity Company

Des Moines, Iowa [Customer Service P.O. Box 9271 909 Locust Street Des Moines, Iowa 50306-9271] [1-888-854-5950] [www.voya.com]	Important terms and definitions used in this Contract appear on page 4.

Contract Number Initial Premium [R123456] $[10,000]
Annuitant [1/Annuitant 2] Age of Annuitant [1/Annuitant 2] Sex of Annuitant [1/Annuitant 2] [Thomas J. Doe] [55] [Male]
Owner/Joint Owner Age of Owner/Joint Owner Residence State [Thomas J. Doe] [55] [Any State]
Contract Date Issue State [July 1, 2010] [Any State]
DOI Phone Number – Issue State [(401) 468-2090]
Annuity Commencement Date [July 1, 2045]
Separate Account [Separate Account B]

FLEXIBLE PREMIUM DEFERRED INDIVIDUAL VARIABLE ANNUITY CONTRACT

In this Contract, “you” or “your” refers to the Owner shown above.  “We,” “our,” or “us” refers to Voya Insurance and Annuity Company.

READ YOUR CONTRACT CAREFULLY.  This is a legal Contract between you and us.

Payments and values under this Contract, when based on the investment experience of the Subaccounts may increase or decrease, depending on the investment results of the Subaccounts; they are not guaranteed as to dollar amounts.  Provisions regarding the variable nature of this Contract are found in Section 5.

RIGHT TO EXAMINE AND RETURN THIS CONTRACT

You may return this Contract by mailing or delivering it to Customer Service at the address shown above or to the producer through whom you purchased it within fifteen days (or thirty days if this is a replacement contract as defined by applicable state regulation) after the date you receive it.  If so returned, we will promptly pay you the Accumulation Value plus any fees and charges we have deducted, which may be more or less than the Premium paid depending on the investment results of the Subaccounts.  If you are unsure whether your Contract is a replacement contract, please contact Customer Service at the phone number or address set forth above.

WE WILL PROVIDE YOU WITH ADDITIONAL INFORMATION REGARDING THE BENEFITS AND PROVISIONS OF THIS CONTRACT UPON WRITTEN REQUEST. YOU MAY ALSO CALL CUSTOMER SERVICE AT [1-888-854-5950] FOR INQUIRIES, INFORMATION OR ASSISTANCE.

[/s/ Jennifer M. Ogren	/s/ Michael S. Smith
Jennifer M. Ogren	Michael S. Smith
Secretary	President]

This Contract is non-participating, which means it will not pay dividends resulting from any of the surplus or earnings of Voya Insurance and Annuity Company.

ICC15 VI-IA-4046

TABLE OF CONTENTS

                                                                                                                                        Page

1.   CONTRACT SCHEDULE.................................................................................................. 3

2.   IMPORTANT TERMS AND DEFINITIONS.......................................................................... 4

3.   INTRODUCTION TO THE CONTRACT

4.   PREMIUMS AND TRANSFERS

5.   CONTRACT VALUE

6.   CONTRACT BENEFITS

7.   OTHER IMPORTANT INFORMATION

 ICC15 VI-IA-4046                                                    2

1.   CONTRACT SCHEDULE

A.   Charges and Fees:

Maintenance Fee                                                                 $[50.00] assessed on an annual basis.

Excess Transfer Charge                                                       $[25.00]

Asset Based Administration Fee                                          [0.00001787]% assessed on a daily basis, equal to an annual rate of [0.65]%.

B.   Specially Designated Subaccount

[Voya Liquid Assets Portfolio] or its successor

C.   Maturity Age                                                                       [95]

D.   Minimum Premium Amount                                               $[500]

E.   Maximum Cumulative Premium                                         $[1,000,000]

F.   Minimum Remaining Cash Surrender Amount                   $[2,500]

G.   Minimum Withdrawal Amount                                            $[100]

H.   Minimum Accumulation Value for an Annuity Plan            $[2,000]

I.    Minimum Annuity Payment Amount                                   $[20]

J.   Maintenance Fee Waiver Amount                                       $[15,000]

K.   Annuity Plan Tables

The following tables show the minimum monthly payments for each $1,000 applied under the Annuity Plan, assuming fixed payments with a net investment return of 1.0%, using the IAM 2012 Basic Table ALB mortality table.  We may pay a higher rate at our discretion.

Annuity Payments made on a basis other than monthly and for Annuity Plans, ages or number of years not shown will be calculated on the same basis as those shown and may be obtained from us by contacting Customer Service at the address or phone number set forth on the first page of this Contract.

Annuity Plan A Table: Payments for a Period Certain

Beginning of Month Payments Per $1,000
Years Payable	Annuity Payment	Years Payable	Annuity Payment	Years Payable	Annuity Payment
10	$8.75	17	$5.32	24	$3.90
11	7.99	18	5.05	25	3.76
12	7.36	19	4.81	26	3.63
13	6.83	20	4.59	27	3.51
14	6.37	21	4.39	28	3.40
15	5.97	22	4.21	29	3.30
16	5.63	23	4.05	30	3.21

ICC15 VI-IA-4046                                                                     3a

Annuity Plan B Table: Payments for Life with Period Certain or Life Only Payments

(Single Annuitant)

Beginning of Month Payments Per $1,000
Age of Payee When Payments Begin	Life Only		Life with 10 Year Period Certain		Life with 20 Year Period Certain
	Male	Female	Male	Female	Male	Female
50	$2.91	$2.75	$2.90	$2.74	$2.84	$2.70
55	3.29	3.09	3.26	3.07	3.15	3.00
60	3.79	3.53	3.73	3.50	3.51	3.34
65	4.44	4.12	4.33	4.04	3.89	3.73
70	5.38	4.93	5.12	4.76	4.25	4.11
75	6.78	6.12	6.12	5.69	4.48	4.40
80	8.92	7.96	7.22	6.79	4.57	4.54
85	12.31	10.82	8.11	7.79	4.59	4.58

L.   Attached Endorsements

      [None]

ICC15 VI-IA-4046                                                                     3b

2.  IMPORTANT TERMS AND DEFINITIONS

Accumulation Value means the sum of the values in each of the Subaccounts.  See Section 5.2.

Annuitant means the individual designated by you and upon whose life Annuity Payments are based.  There may be two Annuitants.  The Annuitant(s) on the Contract Date is/are shown on the first page of this Contract.  See Section 3.3 for additional details.

Annuity Commencement Date means the date on which Annuity Payments commence. The latest Annuity Commencement Date is shown on the first page of this Contract.

Annuity Payments means periodic payments made by us to you or, subject to our consent in the event the payee is not a natural person, to a payee designated by you.

Annuity Plan means an Annuity Payment option elected by you (or, if none is elected, means the option described under Electing an Annuity Plan in Section 6.4) that determines the frequency, duration and amount of the Annuity Payments.

Beneficiary means the individual or entity you select to receive the Death Benefit.

Business Day means any day that the New York Stock Exchange is open for trading, exclusive of federal holidays, or any day the Securities and Exchange Commission (“SEC”) requires that mutual funds, unit investment trusts or other investment portfolios be valued.

Cash Surrender Value means the amount you receive upon Surrender of this Contract which equals the Accumulation Value minus any applicable charges.  See Sections 5.2, 5.3, and 6.1 for additional details.

Code means the Internal Revenue Code of 1986, as amended.

Contingent Annuitant means the individual who is not an Annuitant and will become the Annuitant if all named Annuitants die prior to the Annuity Commencement Date and the Death Benefit is not otherwise payable.

Contract means this Flexible Premium Deferred Individual Variable Annuity Contract, together with any attached application, amendments, or Endorsements.

Contract Anniversary means the same day and month each year as the Contract Date.  If the Contract Date is February 29th, in non-leap years, the Contract Anniversary shall be March 1st.

Contract Date means the date on which this Contract becomes effective.  The Contract Date is shown on the first page of this Contract.

Contract Year means the period beginning on a Contract Anniversary (or, in the first Contract Year only, beginning on the Contract Date) and ending on the day preceding the next Contract Anniversary.

Death Benefit means this Contract’s Accumulation Value on the date the Death Benefit is paid or applied to an Annuity Plan.  This amount is payable to the Beneficiary upon death of any Owner (or, if the Owner is not a natural person, upon the death of any Annuitant) prior to the Annuity Commencement Date.

Endorsements mean attachments to the Contract that add to, amend, change, modify or supersede the Contract’s terms or provisions.

Excess Transfer means any transfer of value between Subaccounts after twelve transfers have occurred within any Contract Year.

ICC15 VI-IA-4046                                                                      4

Excess Transfer Charge means the charge we may assess on each Excess Transfer. The Excess Transfer Charge amount is stated in the Contract Schedule.

General Account means an account which contains all of our assets other than those held in the Separate Account or one of our other separate accounts.

Insurable Interest means a lawful and substantial economic interest in the continued life of a person.  An Insurable Interest does not exist if the Owner’s sole economic interest in the Annuitant arises as a result of the Annuitant’s death.

Irrevocable Beneficiary means a Beneficiary whose rights and interests under this Contract cannot be changed without his, her or its consent.

Joint Owner means an individual who, along with another individual Owner, is entitled to exercise the rights incident to ownership.  Both Joint Owners must agree to any change or the exercise of any rights under the Contract. The Joint Owner may not be an entity and may not be named if the Owner is an entity. The Joint Owner, if any, on the Contract Date is shown on the first page of this Contract. See Section 3.2 for additional details.

Maturity Age means the age upon which the Annuity Commencement Date is based and is shown in the Contract Schedule.

Net Return Factor means the value that reflects: (1) the investment experience of a mutual fund, unit investment trust or other investment portfolio in which a Subaccount invests; and (2) the charges assessed against that Subaccount during a Valuation Period.

Notice to Us means notice made in a form that: (1) is approved by, or is acceptable to, us; (2) has the information and any documentation we determine in our discretion to be necessary to take the action requested or exercise the right specified; and (3) is received by us at Customer Service at the address specified on the first page of this Contract.  Under certain circumstances, we may permit you to provide Notice to Us by telephone or electronically.

Notice to You means written notification mailed to your last known address.  A different means of notification may also be used if you and we mutually agree.  When action is required by you, the time frame and manner for response will be specified in the notice.

Owner means the individual (or entity) that is entitled to exercise the rights incident to ownership.  The terms “you” or “your”, when used in this Contract, refer to the Owner.  The Owner on the Contract Date is shown on the first page of this Contract.  See Section 3.2 for additional details.

Premium means any payment made by you and accepted by us for this Contract.

Proof of Death means the documentation we deem necessary to establish death including, but not limited to:  (1) a certified copy of a death certificate; (2) a certified copy of a statement of death from the attending physician; (3) a finding of a court of competent jurisdiction as to the cause of death; or (4) any other proof we deem in our discretion to be satisfactory to us.

Right To Examine Period means the period of time during which you have the right to examine this Contract and return it for any reason, or no reason at all, and receive the payment as described in the Right to Examine and Return This Contract provision appearing on the first page of this Contract.

Separate Account means the Separate Account identified on the first page of this Contract.  It is a segregated asset account established by us to fund variable annuity contracts and is registered as a unit investment trust under the Investment Company Act of 1940.  It also meets the definition of “separate account” under the federal securities laws.

ICC15 VI-IA-4046                                                                      5

Specially Designated Subaccount means a Subaccount that is used as a “holding” account or for administrative purposes.  The Specially Designated Subaccount is designated by us and is identified in the Contract Schedule.

Subaccount means a division of the Separate Account and each invests in a corresponding underlying mutual fund, unit investment trust or other investment portfolio.

Surrender means a transaction in which the entire Cash Surrender Value is taken from the Contract.

Valuation Period means the time from the close of regular trading on the New York Stock Exchange on one Business Day to the close of regular trading on the next succeeding Business Day.

Withdrawal means a transaction in which part of the Cash Surrender Value is taken from the Contract.

ICC15 VI-IA-4046                                                                      6

3.  INTRODUCTION TO THE CONTRACT

3.1  The Contract

This Contract and any attached application, amendments, or Endorsements constitute the entire Contract between you and us. The Contract is issued in consideration of the Initial Premium shown on the first page of this Contract. If the application is attached to the Contract, all statements made by the applicant for the issuance of the Contract shall, in the absence of fraud, be deemed representations and not warranties.

Only our President, a Vice President or Secretary is authorized to amend, change or modify any of the Contract’s terms, provisions or requirements.  Any such amendment, change or modification must be in writing. We may amend, change or modify this Contract if required by law, including any amendment, change or modification necessary to continue to qualify such Contract as an annuity contract under applicable law. An Endorsement added to comply with applicable law does not require your consent but is subject to regulatory approval. Any such amendments, changes or modifications will apply uniformly to all contracts that are affected.

The provisions of this Contract shall, in all events, be construed to comply with applicable U.S. federal income tax requirements including the requirements of Section 72(s) of the Code.

3.2  The Owner

The Owner owns the Contract and is entitled to exercise the rights incident of ownership. The Owner on the Contract Date is listed on the first page of this Contract. There may be Joint Owners; however, if there is more than one Owner, both Owners must agree to any change or the exercise of any rights under this Contract.

We require the Owner of the Contract to have an Insurable Interest in each Annuitant. An Insurable Interest does not exist if the Owner’s sole economic interest in the Annuitant arises as a result of the Annuitant’s death.

Subject to applicable laws or regulations, you may change the ownership of this Contract at any time.~~.~~  Any change, addition or deletion of an Owner is treated as a change of ownership.  To change ownership, you must provide Notice to Us of such change.  Unless you specify otherwise, such change of ownership will take effect as of the date Notice to Us is signed by the Owner, subject to any payments we make or actions we take prior to our receipt of such Notice to Us. We are not responsible for any tax consequences resulting from a change of ownership.

3.3  The Annuitant

Each Annuitant must be a natural person and cannot be changed while he or she is living.

In addition to the Annuitant, provided you are a natural person you may also name a Contingent Annuitant.  The Contingent Annuitant cannot be changed while he or she is living, except that in the event the Owner is changed from a natural person to a non-natural person any designation of a Contingent Annuitant will terminate.

The death of any Annuitant prior to the Annuity Commencement Date will be treated as the death of an Owner if the Owner is not a natural person.

If an Annuitant is not the Owner and an Annuitant dies prior to the Annuity Commencement Date (and no other Annuitant or Contingent Annuitant is named) and the Owner is a natural person, we will treat you or, if there are Joint Owners, the youngest Owner, as the Annuitant if such youngest Owner has not attained the Maturity Age as of the date of the Annuitant’s death.  Otherwise you must name an individual as the Annuitant who has not attained the Maturity Age.

ICC15 VI-IA-4046                                                                      7

3.4  The Beneficiary

A Beneficiary’s status may be changed at any time unless you designate such Beneficiary as an Irrevocable Beneficiary. An Irrevocable Beneficiary cannot be changed without the consent of the Irrevocable Beneficiary. You may designate one or more classes of Beneficiaries: (i) primary Beneficiaries and (ii) contingent Beneficiaries. The Death Benefit will be paid to the primary Beneficiary. If all the primary Beneficiaries die before any Owner (or, if the Owner is not a natural person, the Annuitant), the contingent Beneficiary shall take the place of, and be deemed to be, the primary Beneficiary. If there are multiple Beneficiaries, the Death Benefit shall be paid in equal shares to all primary Beneficiaries unless you provide Notice to Us directing otherwise.

If there are Joint Owners, at the death of the first Owner, any surviving Owner shall take the place of, and shall be deemed to be, the sole primary Beneficiary. This will override any other Beneficiary designation.

If there is a single natural Owner and all Beneficiaries die before the Owner, or if no Beneficiary has been designated at the time of the Owner’s death, the Owner’s estate will be deemed to be the primary Beneficiary.

If the Owner is not a natural person and all Beneficiaries die before the Annuitant, or if no Beneficiary has been designated at the time of the Annuitant’s death, the Owner will be deemed to be the primary Beneficiary.

We will deem any Beneficiary to have predeceased the Owner, if:

(1)  Such Beneficiary died at the same time as the Owner;

(2)  Such Beneficiary died within twenty-four hours after the Owner’s death; or

(3)  There is not sufficient evidence to determine that the Beneficiary and Owner died other than at the same time.

To make a Beneficiary change, you must provide Notice to Us. Unless you specify otherwise, such change cancels any existing Beneficiary designations in the same class (primary or contingent) and will take effect as of the date Notice to Us is signed by the Owner, subject to any payments we make or actions we take prior to our receipt of such Notice to Us.

The rights of any Beneficiary (if a natural person), including an Irrevocable Beneficiary, will end if he or she dies prior to the Owner and will pass to any other Beneficiary (which, if a natural person, must then be living) as described in this Section 3.4 unless you provide Notice to Us directing otherwise.

ICC15 VI-IA-4046                                                                      8

4.  PREMIUMS

4.1  Premiums

      An initial Premium for this Contract is required to put this Contract into effect.

      Any additional Premium must be received by Customer Service at the address shown on the first page of this Contract and is subject to the following limitations:

      (1)  Each Premium must be at least equal to the Minimum Premium Amount shown in the Contract Schedule; and

      (2)  The sum of all Premiums paid or the Accumulation Value under all annuity contracts you have with us, including this Contract, must be no more than the Maximum Cumulative Premium shown in the Contract Schedule, unless we approve a higher amount.

      We retain the right, in our discretion, to refuse to accept any additional Premium.  Any exercise of this right will be applied in a non-discriminatory manner.

4.2  Premium Allocation

You select how to allocate the Premium among the available Subaccounts. We reserve the right to allocate the Premium received before expiration of the Right to Examine Period to the Specially Designated Subaccount. If we do so, upon expiration of the Right to Examine Period, the Accumulation Value will be allocated among the available Subaccounts in accordance with your allocation instructions.

Except as otherwise noted in the preceding paragraph, additional Premium, if accepted, will be allocated among the available Subaccounts in accordance with your most recent allocation instructions.

Premium allocations will be made as of the earlier of 4 P.M. Eastern Time and close of business on the Business Day such Premium is received by us.  Any Premium received by us after the close of regular trading on the New York Stock Exchange will be allocated as of the close of business on the next Business Day.

4.3  Transfers

Subject to the limitations set out herein, on any Business Day thirty days or more after the Contract Date and prior to the Annuity Commencement Date, if more than one Subaccount is available, you may transfer the Subaccount value among the available Subaccounts. To make a transfer, you must provide Notice to Us.

If you make an Excess Transfer, you may be assessed an Excess Transfer Charge. An Excess Transfer is any transfer after twelve transfers in one Contract Year.  Transferred values may be reduced by Excess Transfer Charges and redemption fees, if any, imposed by the mutual fund, unit investment trust or other investment portfolio in which a Subaccount invests.  See Section 5.3.

Transfers will occur as of the close of business on the Business Day we receive your request.  However, any transfer requests received by us after the close of regular trading on the New York Stock Exchange will take effect as of the close of business on the next Business Day.

We will monitor transfer activity and will restrict transfers that constitute excessive trading. You may not make more than one purchase and sale of the same Subaccount within a sixty day period or more than five such purchases and sales within any twelve month period. We may modify these restrictions, or the standard as it may apply to a particular Subaccount, at any time without prior notice, depending on, among other factors, the needs of the underlying investment portfolio(s) in which the Subaccount(s) invest, the best interest of the contract Owners, and/or state and federal regulatory requirements. If this standard is modified, it will be applied uniformly to all contracts or as applicable, to all contracts investing in the underlying investment portfolio. We will notify you of any such modification.

ICC15 VI-IA-4046                                                                      9

4.4  Subaccount No Longer Available

If a Subaccount is no longer available for the allocation of Premium or for transfers because the underlying mutual fund, unit investment trust or other investment portfolio in which it invests has been substituted by or merged into another underlying mutual fund, unit investment trust or other investment portfolio, we will execute your instructions using the Subaccount corresponding to substituted or merged underlying mutual fund, unit investment trust or other investment portfolio. The underlying mutual fund, unit investment trust or other investment portfolio in which the substitute or proposed replacement Subaccount invests may have higher fees and charges than the underlying investment portfolio it replaces. If a Subaccount is no longer available for the allocation of Premium or for transfers for any other reason, we will allocate Premium pro rata among the remaining available Subaccounts in which you are invested. If none of the Subaccounts in which you are then currently invested are available for the allocation of additional Premiums, we will attempt to contact you or your designated representative and obtain alternate instructions.  If we are unable to obtain alternate instructions, we will return the additional Premium to you.  There will always be at least one Subaccount available for investment under this Contract.

ICC15 VI-IA-4046                                                                     10

5.  CONTRACT VALUE

5.1  The Separate Account

The Separate Account is treated as a unit investment trust under federal securities laws. The Separate Account is registered with the SEC under the Investment Company Act of 1940. The Separate Account is also governed by the laws of Iowa, our state of domicile.

The Separate Account is kept separate from our General Account and any other separate accounts we may have. We own the assets in the Separate Account. Assets equal to the reserves and other liabilities of the Separate Account will not be charged with liabilities that arise from any other business we conduct.  We may transfer to our General Account assets of the Separate Account that exceed the reserves and other liabilities of the Separate Account. Income, along with realized and unrealized gains or losses from assets in the Separate Account, are credited to or charged against the Separate Account without regard to other income, gains or losses in our General Account and other separate accounts.

Subaccounts

The Separate Account is divided into Subaccounts, each of which invests in a designated mutual fund, unit investment trust or other investment portfolio that we determine to be suitable for the Contract’s purposes.  The mutual funds, unit investment trusts and other investment portfolios may be managed by a separate investment adviser. Such adviser may be registered under the Investment Advisers Act of 1940.

Changes Within the Separate Account

We may, from time to time, make additional Subaccounts available to you. We also have the right to eliminate Subaccounts, combine two or more Subaccounts or substitute a new underlying investment portfolio for the investment portfolio in which a Subaccount invests. A substitution may become necessary if, in our judgment, an investment portfolio or Subaccount no longer suits the purpose of the Contract.  This may happen due to a change in laws or regulations, a change in a portfolio’s investment objectives or restrictions, because the investment portfolio or Subaccount is no longer available for investment or for some other reason.  We will obtain any required regulatory approvals before making a substitution. We will send Notice to You in advance of any changes within the Separate Account.

Subject to any required regulatory approvals, we reserve the right to transfer assets of the Separate Account or any Subaccount that we determine to be associated with the class of contracts to which this Contract belongs to another separate account or to another Subaccount.  The investment portfolio in which the transferred assets invest through the new separate account or Subaccount may have higher fees than the prior investment portfolio.

When permitted by law, we reserve the right to:

(1)  Deregister the Separate Account under the Investment Company Act of 1940;

(2)  Operate the Separate Account as a management company under the Investment Company Act of 1940 if it is operating as a unit investment trust;

(3)  Operate the Separate Account as a unit investment trust under the Investment Company Act of 1940 if it is operating as a managed Separate Account;

(4)  Restrict or eliminate any voting rights of Owners or other persons who have voting rights to the Separate Account; and

(5)  Combine the Separate Account with other separate accounts.

5.2  The Accumulation Value

The Accumulation Value of this Contract is the sum of the values in each of the Subaccounts. Each Subaccount is valued at the close of each Business Day for the preceding Valuation Period.

On the Contract Date, the value in each Subaccount equals the Premium allocated to that Subaccount, less premium tax, if applicable.

ICC15 VI-IA-4046                                                                     11

At the close of each Business Day thereafter, the value in each Subaccount is calculated as follows:

(1)  We start with the value in the Subaccount at the close of the preceding Business Day;

(2)  We multiply (1) by the Subaccount’s Net Return Factor, explained below, for the current Valuation Period;

(3)  We add to (2) any additional Premium accepted, less premium taxes if applicable, to the Subaccount during the current Valuation Period;

(4)  We add or subtract transfers to or from that Subaccount during the current Valuation Period;

(5)  We subtract from (4) any Withdrawals or Surrender during the current Valuation Period; and

(6)  We subtract from (5) any charges, other than daily charges, or applicable taxes including any premium taxes not previously deducted, allocated to that Subaccount for any deductions from the Subaccount value.

Subaccount’s Net Return Factor

The Net Return Factor for each Subaccount is calculated as follows:

(1)  We take the net asset value of the investment portfolio in which the Subaccount invests at the close of the current Business Day;

(2)  We add to (1) the amount of any dividend or capital gains distribution declared for the investment portfolio and reinvested in such investment portfolio during the current Valuation Period;

(3)  We divide (2) by the net asset value of the investment portfolio at the close of the preceding Business Day; and

(4)  We subtract the daily Asset Based Administration Fee set forth in the Contract Schedule for each Subaccount for each day in the current Valuation Period.

Calculations for Subaccounts investing in unit investment trusts are on a per unit basis.

5.3  Fees and Charges

Maintenance Fee

We may assess a Maintenance Fee on an annual basis to cover a portion of our ongoing administrative expenses.  The charge is deducted from the value in each Subaccount on:

(1)  Each Contract Anniversary prior to the Annuity Commencement Date;

(2)  On the Annuity Commencement Date; or

(3)  At Surrender.

Each such deduction will be taken in the same proportion that the value in that Subaccount bears to the total Accumulation Value in all Subaccounts on that date.

If the Contract Anniversary, Annuity Commencement Date or Surrender falls on a non-business day, the charge is calculated at the close of business on the next Business Day. We may, at any time, charge less but will never charge more than the annual Maintenance Fee shown in the Contract Schedule.  At the time of deduction, this charge will be waived if the Accumulation Value is at least equal to the Maintenance Fee Waiver Amount shown in the Contract Schedule.

We reserve the right, in our discretion, to reduce, but not increase, the amount stated above for waiving the annual Maintenance Fee.  Any exercise of this right will be applied in a non-discriminatory manner.

Excess Transfer Charge

We may assess an Excess Transfer Charge for each Excess Transfer. Any Excess Transfer Charge will be deducted from the value in the Subaccount(s) from which an Excess Transfer is made. The transfer of value from any Subaccount is deemed to be one transfer regardless of the number of Subaccounts into which the value is transferred.  We may, at any time, charge less but will never charge more than the Excess Transfer Charge shown in the Contract Schedule.

ICC15 VI-IA-4046                                                                     12

Asset Based Administration Fee

We assess an Asset Based Administration Fee against each Subaccount on a daily basis to compensate us for, among other things, the risks that the Maintenance Fee will not cover actual expenses and for mortality risks after the Annuity Commencement Date. We may, at any time, charge less, but will never charge more than the daily Asset Based Administration Fee shown in the Contract Schedule.

Premium Tax

We may deduct, from the Accumulation Value, the amount of any premium tax or other state and local taxes levied by any state or local government entity when:

(1)  Such premium tax is incurred by us; or

(2)  The Accumulation Value is applied to an Annuity Plan on the Annuity Commencement Date as described in Section 6.4.

We have the right to change the amount we charge for any premium tax to conform to changes in the applicable law or if you change your state of residence. Unless you direct otherwise, any premium taxes will be deducted from all Subaccounts on a pro rata basis.

Other Taxes

We do not expect any U.S. federal income tax liability attributable to the Separate Account. However, changes in federal laws, regulations and/or their interpretation thereof may result in our being taxed on income or gains attributable to the Separate Account. In this case, a charge may be deducted from the Separate Account to provide for the payment of such taxes.

Redemption Fees

We may deduct the amount of any redemption fees imposed by a mutual fund, unit investment trust or other investment portfolio in which the Subaccounts invest as a result of Surrender, Withdrawals, transfers or other transactions directed by you.

ICC15 VI-IA-4046                                                                     13

6.  CONTRACT BENEFITS

6.1  Contract Surrender

At any time prior to the Annuity Commencement Date, you may Surrender this Contract for its Cash Surrender Value. To Surrender this Contract for its Cash Surrender Value, you must provide Notice to Us.  If we receive your Notice to Us before the close of business on any Business Day, the Cash Surrender Value will be determined at the close of business on such Business Day; otherwise, the Cash Surrender Value will be determined as of the close of the next Business Day.  We may require that this Contract be returned to us before we pay you the Cash Surrender Value. If you have lost the Contract, we may require that you complete and return, to Customer Service, a lost contract form. Upon payment of the Cash Surrender Value, this Contract will terminate and cease to have any further value.

To calculate the Cash Surrender Value, we start with the Accumulation Value at the time of Surrender.  We subtract any charges that have been incurred but not deducted, including but not limited to, any annual Maintenance Fee and any redemption fees of a mutual fund, unit investment trust or other investment portfolio pursuant to Section 5.3.

6.2  Withdrawals

At any time prior to the Annuity Commencement Date, you may withdraw a portion of the Accumulation Value, subject to the terms and conditions stated below, by providing Notice to Us. If we receive your Notice to Us before the close of business on any Business Day, the Withdrawal will be taken at the close of business on such Business Day; otherwise, the Withdrawal will be taken as of the close of the next Business Day. All Withdrawals will be reduced by any redemption fees. Unless you direct otherwise, Withdrawals will be withdrawn from all Subaccounts on a pro rata basis. Any Withdrawal will be deemed to be a full Surrender and the Cash Surrender Value will be paid if, at the time of the Withdrawal, no Premiums have been received for the prior 24 months and the remaining Cash Surrender Value as of the close of that Business Day is less than the Minimum Remaining Cash Surrender Amount shown in the Contract Schedule.

Minimum Withdrawal

The minimum amount that may be withdrawn at any one time is the lesser of:

(1)  The Minimum Withdrawal Amount shown in the Contract Schedule;

(2)  The Code’s required minimum distribution amount, if applicable; or

(3)  10% of Accumulation Value at time of withdrawal.

6.3  The Death Benefit

The Death Benefit is payable to the Beneficiary as determined under Section 3.4 if any Owner (or, if the Owner is not a natural person, any Annuitant) dies before the Annuity Commencement Date.  Only one Death Benefit is payable under this Contract.  If there are multiple Beneficiaries, the Death Benefit will be paid in equal shares to all primary Beneficiaries unless you previously provided Notice to Us directing otherwise.

The Death Benefit will be the Contract’s Accumulation Value on the date the Death Benefit is paid or applied to an Annuity Plan. Once we receive Notice to Us of Proof of Death and all required claim forms, we will pay the Death Benefit.

During any period after we receive Notice to Us of Proof of Death and all required claim forms and before the entire Death Benefit proceeds are paid or applied to an Annuity Plan, the Accumulation Value will remain allocated to the Subaccounts in the same proportion as on the date of death and such allocations will continue to operate as if the death had not occurred. This means that when the Death Benefit is paid it may be more or less than the amount of the Accumulation Value on the date that we receive Notice to Us of Proof of Death and all required claim forms. Subject to any limits on transfers and reallocations, however, the Beneficiary may transfer the Accumulation Value between the Subaccounts. If the Beneficiary dies before all amounts attributable to the Death Benefit have been distributed, any remaining distributions will be paid to such Beneficiary’s estate or as otherwise directed by the Beneficiary in a Notice to Us.

If the Death Benefit becomes payable, it may be received in a single lump sum or applied to any Annuity Plan described in Section 6.4, subject to the requirements of and time limits prescribed by Section 72(s) of the Code and the provisions of this Section 6.3 relating to spousal Beneficiaries and non-spousal Beneficiaries.  If the Death Benefit is applied to an Annuity Plan, the Beneficiary is deemed to be the Annuitant.

ICC15 VI-IA-4046                                                                     14

Except as otherwise stated below, upon the death of the first Owner or, if the Owner is not a natural person, an Annuitant, this Contract will terminate as of the date that the Death Benefit, is paid.

Spousal Beneficiaries

If death occurs before the Annuity Commencement Date and the sole primary Beneficiary is the deceased Owner’s “spouse” (as defined by federal law), upon Notice to Us from your surviving spouse, in lieu of receiving the Death Benefit, the Contract may be continued with the surviving spouse as the new Owner, pursuant to Section 72(s) of the Code and the following will apply:

(1)  If the deceased Owner was an Annuitant, the surviving spouse will also become an Annuitant;

(2)  The age of the surviving spouse will be used as the Owner’s age under the continued Contract;

(3)  Acceptance of additional Premiums will be deemed to be an election to continue the Contract; and

(4)  At the subsequent death of the new Owner (i.e., the surviving spouse), the Death Benefit must be distributed as required for non-spousal Beneficiaries as stated below, after which, the continued Contract will terminate.

If the deceased Owner’s spouse has attained the Maturity Age shown in the Contract Schedule on the date of the Owner’s death, the deceased Owner’s spouse may not choose to continue the Contract and the Death Benefit will be distributed as stated below for non-spousal Beneficiaries.

Non-spousal Beneficiaries

If death occurs before the Annuity Commencement Date and the deceased Owner’s spouse is not a primary Beneficiary, the primary Beneficiary will become the Annuitant, the Death Benefit will be payable to the Beneficiary, and the following will apply:

(1)  No additional Premiums may be made following the date of the Owner’s death; and

(2)  The remaining interest in the Contract must be distributed to the Beneficiary:

(a)  Within five years of the Owner’s death; or

(b)  Beginning within one year after the Owner’s death:

      (i)   Over the life of the Beneficiary; or

      (ii)   Over a period not greater than the Beneficiary’s life expectancy.

If any Beneficiary dies before all Death Benefit payments have been distributed, any remaining distributions will be paid to such Beneficiary’s estate or as otherwise directed by the Beneficiary in a Notice to Us.

How to Claim the Death Benefit

We shall pay the Death Benefit upon our receipt of Proof of Death and all required claim forms. The claimant should contact Customer Service at the address or phone number on the first page of this Contract for further instructions.

6.4  Annuity Payments

If the Accumulation Value is less than the Minimum Accumulation Value for an Annuity Plan as shown in the Contract Schedule on the Annuity Commencement Date as shown on the first page of this Contract or as later changed subject to the restrictions described below, we will pay you or, subject to our consent in the event the payee is not a natural person, a payee designated by you, such Accumulation Value in one lump sum payment as directed by you and this Contract will have no further value. If the Accumulation Value is equal to or greater than the Minimum Accumulation Value for an Annuity Plan as shown in the Contract Schedule on the Annuity Commencement Date as shown on the first page of this Contract or as later changed as provided below and the Annuitant is living on the Annuity Commencement Date, we will begin making fixed Annuity Payments as described below. Upon application of the Accumulation Value to an Annuity Plan, this Contract will cease to have any further value other than that provided under the Annuity Plan you elected and will terminate when Annuity Payments cease under the Annuity Plan.

We will make fixed Annuity Payments beginning on the Annuity Commencement Date, on a monthly basis unless you deliver Notice to Us directing us to pay at a different frequency. However, requests for periodic payments other than monthly, quarterly, semi-annually or annually require our consent.  You may not change the payment frequency after Annuity Payments begin.

If the day an Annuity Payment is scheduled to be paid is not a Business Day, for instance, a weekend, or does not exist in any month in which an Annuity Payment is due, for instance a month that does not contain twenty-nine, thirty, or thirty-one days, such Annuity Payment will be paid on the next Business Day.

ICC15 VI-IA-4046                                                                     15

The amount applied to an Annuity Plan will be the Accumulation Value calculated as set forth in Section 5.2, less any applicable premium tax. The Annuity Payment amount will be determined by the amount applied to the Annuity Plan you have elected.

Each Annuity Payment must equal at least the Minimum Annuity Payment Amount shown in the Contract Schedule. If Annuity Payments would be less than the Minimum Annuity Payment Amount, we have the right to make such Annuity Payments less frequently as necessary to make the Annuity Payment equal to at least the Minimum Annuity Payment Amount.

Selecting an Annuity Commencement Date

You select the Annuity Commencement Date. The Annuity Commencement Date may be any date following the first Contract Anniversary but not later than January first on or next following the oldest Annuitant’s Maturity Age, unless we agree to a later date. You may select an Annuity Commencement Date by providing Notice to Us at least thirty days in advance of the date you select. If you do not select an Annuity Commencement Date, the Annuity Commencement Date will be January first on or next following the oldest Annuitant’s Maturity Age.

Electing an Annuity Plan

You may elect any of the Annuity Plans described below. In addition, you may elect any other Annuity Plan we may be offering thirty days prior to the Annuity Commencement Date, the latest date by which you must provide your election. You may change the Annuity Plan you have elected at any time before the Annuity Commencement Date by providing at least thirty days prior Notice to Us. Upon request, we will send you the proper forms to elect or change the Annuity Plan. The elected Annuity Plan will become effective when we receive satisfactorily completed forms indicating your election. Once Annuity Payments begin, the Annuity Plan may not be changed.

If you do not elect an Annuity Plan by the Annuity Commencement Date, fixed Annuity Payments, calculated based on the oldest Annuitant’s life, will be made to you or a payee designated by you automatically each month for a minimum of 120 months and as long thereafter as the oldest Annuitant lives unless otherwise limited by applicable law.

Your election of the Annuity Plan is subject to the following additional terms and conditions:

(1)  If you do not direct otherwise, Annuity Payments will be paid to you;

(2)  Our consent is necessary if the payee is not a natural person; and

(3)  Any change in payee will take effect as of the date we receive Notice to Us.

If any Owner or payee dies on or after the Annuity Commencement Date but before all Annuity Payments have been paid, we will pay the primary Beneficiary the remaining value of any such Annuity Payments at least as rapidly as under the Annuity Plan that is in effect at the time of death.

The fixed Annuity Payments received under an Annuity Plan through this Contract will not be less than the payments that would be provided from the application of the Cash Surrender Value to a single premium immediate annuity under the same Annuity Plan offered by us on the Annuity Commencement Date.

The Annuity Plans

(1)  Payments for a Period Certain -

Annuity Payments are paid in equal installments for a fixed number of years as shown in Table A in the Contract Schedule. The number of years cannot be less than ten or, subject to any limitations under applicable law, more than thirty.

(2)  Payments for Life with Period Certain -

Annuity Payments are paid for a fixed number of years and as long thereafter as the Annuitant is living as shown in Table B in the Contract Schedule. However, the number of years cannot be less than ten or more than thirty unless otherwise required by applicable law.

(3)  Life Only Payments -

Annuity Payments are paid for as long as the Annuitant is living as shown in Table B in the Contract Schedule.

ICC15 VI-IA-4046                                                                     16

7.   OTHER IMPORTANT INFORMATION

7.1  Report to Owner

We will provide you a report at least once during each Contract Year. The report will show beginning and ending dates of the reporting period, the current Accumulation Value as of the beginning and ending date of the reporting period, and the Cash Surrender Value at the end of the reporting period as well as amounts deducted from, or added to, the Accumulation Value since the last report. The report will also include any other information that is required by law or regulation.

This report will be sent to you at your last known address within sixty days after the report date.  Upon your request, we will provide additional reports but we reserve the right to assess a charge not to exceed $50 for each additional report. We will also provide you with copies of any shareholder reports of the investment portfolios in which the Subaccounts invest as well as any other notices, reports or documents as required by law or regulation.

7.2  Assignment

You may assign this Contract as security for a loan or other obligation.  Such an assignment is not a change of ownership.  However, your rights, and those of any Beneficiary, are subject to the terms of any assignment.  Written consent of any Irrevocable Beneficiary is required before any assignment is effective.  You shall provide Notice to Us in order to make, modify or release any assignment. An assignment will take effect as of the date Notice to Us is signed by the Owner, unless otherwise specified by the Owner, subject to any payments we make or actions we take prior to our receipt of such Notice to Us. We are not responsible for the validity or other effects of an assignment.

7.3  Misstatement Made by Owner in Connection with the Purchase of this Contract

We may require proof of the age and/or sex of any person upon whose life the Death Benefits or Annuity Payments are determined.  If you have misstated the age or sex of such person, we will adjust future benefit payments to reflect those that would have been provided at the correct age or sex.  We will include in the next payment any underpayments due to such misstatement with interest credited at the rate of 1.5% annually.  We will deduct any overpayments plus interest at the rate of 1.5% annually from future payments until the overpayment has been repaid in full.

7.4  Payments We May Defer

We may not be able to determine the value of the assets in the Subaccounts when:

(1)   The New York Stock Exchange is closed for trading; or

(2)   An emergency exists as determined by the SEC so that the sale of securities held in the Separate Account may not reasonably occur or so that we may not reasonably determine the value of the Separate Account’s net assets.

During such times, as to amounts allocated to the Subaccounts, we may delay:

(1)  Determination and payment of the Cash Surrender Value;

(2)  Determination and payment of any Death Benefit;

(3)  Allocation changes of the value of a Subaccount; or

(4)  Application of the Accumulation Value under an Annuity Plan.

7.5  Incontestability

This Contract shall be incontestable.

7.6  Basis of Computation

We have filed a detailed statement of our computations with the Interstate Insurance Product Regulation Commission.  The reserves and guaranteed values will at no time be less than the minimums required by Section 7 of the NAIC Model Variable Annuity Regulation model #250.

ICC15 VI-IA-4046                                                                     17

7.7  Rules for Interpreting this Contract

In this Contract, headings and captions are intended for convenience in reference only and do not affect interpretation of the Contract’s provisions.  Unless the context clearly indicates otherwise:

(1)  All language which implies the singular will also include the plural (and vice versa) and any words indicating one gender will also include the other gender, as appropriate; and

(2)  Where a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase will have a corresponding meaning.

7.8 Non-Waiver

We may, in our discretion, elect not to exercise a right, privilege, or option under the Contract.  Such election will not constitute a waiver of the right to exercise such right, privilege, or option at any subsequent time, nor will it constitute a waiver of any provision in the Contract.

7.9 Conformity with Interstate Insurance Product Regulation Commission Standards

This Contract has been approved under the authority of the Interstate Insurance Product Regulation Commission (“IIPRC”) and is issued under the IIPRC standards. Any provision of the Contract that is in conflict with IIPRC standards on the Contract Date is hereby amended to conform to those standards for this product type as of the provision’s effective date.

ICC15 VI-IA-4046                                                                     18

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Voya Insurance and Annuity Company

Des Moines, Iowa

[Customer Service

P.O. Box 9271

909 Locust Street

Des Moines, Iowa 50306-9271]

[1-888-854-5950]

FLEXIBLE PREMIUM DEFERRED INDIVIDUAL VARIABLE ANNUITY CONTRACT

This Contract is non-participating which means it will not pay dividends resulting from any of the surplus or earnings of Voya Insurance and Annuity Company.

ICC15 VI-IA-4046